SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Cell Genesys, Inc.
 (Name of Registrant as Specified in its Charter)

__________________________________________________________________________
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON
June 7, 2001

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Cell Genesys, Inc., a Delaware corporation (the "Company"), will be held on Thursday, June 7, 2001 at 10:00 a.m., local time, at the Company's offices at 342 Lakeside Drive, Foster City, California 94404, for the following purposes:

    To elect directors to serve until the next annual meeting of stockholders or until their successors are elected.

    To approve the adoption of the 2001 Director Option Plan and to reserve a total of 300,000 shares of common stock for issuance thereunder.

    To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001.

    To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice.

Only stockholders of record at the close of business on April 9, 2001 are entitled to notice of and to vote at the meeting and any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

Sincerely,

Matthew J. Pfeffer
Assistant Secretary

Foster City, California
May 4, 2001
IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

CELL GENESYS, INC.

342 Lakeside Drive
Foster City, CA 94404

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Cell Genesys, Inc., a Delaware corporation, ("Cell Genesys" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, June 7, 2001 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's offices at 342 Lakeside Drive, Foster City, California 94404. The Company's telephone number is (650) 425- 4400.

These proxy solicitation materials were mailed on or about May 4, 2001 together with the Company's 2000 Annual Report to Stockholders, to all stockholders entitled to vote at the Annual Meeting.

Record Date

Stockholders of record at the close of business on April 9, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 34,321,653 shares of the Company's common stock were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or time than that of the previously submitted proxy or by attending the meeting and voting in person.

Voting and Solicitation

Every stockholder voting in the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more candidates than the number of directors to be elected. However, no stockholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters, each share has one vote.

The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone, facsimile or letter. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional investors. The Company's costs for such services, if retained, are not expected to be material.

Quorum; Abstentions; Broker Non-Votes

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Shares that are voted "FOR", "AGAINST" or "WITHHELD" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares cast by the common stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter (the "Votes Cast").

A plurality of the votes duly cast is required for the election of directors. Thus, neither abstentions nor broker non-votes affect the election of directors, as only affirmative votes will affect the outcome of the election.

The Company will count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Abstentions will have the same effect as a vote against the proposal.

Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Deadline for Receipt of Stockholder Proposals

Proposals for the Company's 2002 Annual Meeting of Stockholders must be received by the Company no later than December 28, 2001 in order to be considered for inclusion in the proxy statement and form of proxy relating to the Company's 2002 Annual Meeting.

If a stockholder intends to submit a proposal at the 2002 Annual Meeting that is not eligible for inclusion in the proxy statement and proxy, the stockholder must do so no later than March 13, 2002. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary authority when the proposal is raised at the 2002 Annual Meeting.

The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the 2001 Annual Meeting that is not included in this Proxy Statement. The Company has not been notified by any stockholder of his or her intent to present a new stockholder proposal at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Seven directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of who are currently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the board of directors (the "Board") to fill the vacancy. The Company is not presently aware of any nominee who will be unable or decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting (if applicable) as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.

The names and certain information regarding each nominee are set forth below.

Name	Age (1)	Principal Occupation
Stephen A. Sherwin, M.D.	52	Chairman of the Board, President and Chief Executive Officer of the Company
David W. Carter	62	Chairman of the Board, Co-Chief Executive Officer of Xenogen Corporation
Nancy M. Crowell	52	Founding partner of Applied Genomic Technology Capital Funds
James M. Gower	52	Chairman of the Board and Chief Executive Officer of Rigel Pharmaceuticals, Inc.
John T. Potts, Jr., M.D.	69	Director of Research, Massachusetts General Hospital
Eugene L. Step	72	Retired Executive Vice President, President - Pharmaceutical Division, Eli Lilly & Co.
Inder M. Verma, Ph.D.	53	Professor of Molecular Biology and Virology The Salk Institute

(1) As of April 9, 2001.

Dr. Sherwin has served as president, chief executive officer and a director of the Company since March 1990. In March 1994, Dr. Sherwin was elected to the additional position of chairman of the Company's board of directors. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as vice president of clinical research. Prior to 1983, Dr. Sherwin held various positions on the staff of the National Cancer Institute. Dr. Sherwin currently serves as chairman of the board of directors of Ceregene, Inc., a majority-owned subsidiary of Cell Genesys and is also a director of Abgenix, Inc., Neurocrine Biosciences, Inc., Rigel Pharmaceuticals, Inc. and Calyx Therapeutics, Inc. Dr. Sherwin holds a B.A. from Yale University in biology and an M.D. from Harvard Medical School and is board-certified in internal medicine and medical oncology.

Mr. Carter has served as a director of Cell Genesys since May 1997. Mr. Carter has served as chairman of the board of directors and co-chief executive officer of Xenogen Corporation since November 1997. Previously, Mr. Carter served as president, chief executive officer and chairman of the board of directors of Somatix Therapy Corporation. Prior to 1991, he was president and chief operating officer of Northfield Laboratories. Mr. Carter also serves as a director of Immunogen, Inc. Mr. Carter received a B.A. and an M.B.A. from Indiana University.

Ms. Crowell was appointed a director of Cell Genesys in September 2000. Ms. Crowell currently serves as a founding partner of Applied Genomic Technology Capital Funds, as a director of Nanostream, Inc. and was previously the founder and head of healthcare investment banking at Cowen and Company. Prior to this, Ms. Crowell held various investment banking and research positions at Robert Fleming, Dean Witter Reynolds, Merrill Lynch and Citibank International. She has been involved in key financings and strategic transactions for many companies in the biotechnology sector including Celera Genomics, Cephalon, Genzyme, Myriad Genetics, Vertex Pharmaceuticals and Vical. Ms. Crowell holds an M.B.A from the Haas Graduate School of Business Administration at the University of California, Berkeley and a B.A. from Wellesley College.

Mr. Gower has served as a director of Cell Genesys since July 1996. In 1996, Mr. Gower became chairman and chief executive officer of Rigel Pharmaceuticals, Inc. From 1992 to 1996, Mr. Gower served as president and chief executive officer of Tularik, Inc. From 1981 to 1990, he was with Genentech, Inc., most recently as senior vice president responsible for sales, marketing, business development and product planning. From 1972 to 1981, Mr. Gower served in a variety of positions in sales and marketing at American Hospital Supply Corporation, most recently as vice president of marketing. Mr. Gower received a B.S. degree in operations research and an M.B.A. from the University of Tennessee.

  Dr. Potts has served as a director of Cell Genesys since May 1997. Previously, Dr. Potts had served as a director of Somatix Therapy Corporation since March 1995. His career spans 40 years of distinguished service in science and medicine. He earned his M.D. in 1957 from the University of Pennsylvania, then trained at Massachusetts General Hospital and National Heart Institute. At the National Institutes of Health, he became head of the section on polypeptide hormones prior to becoming chief of endocrinology at Massachusetts General Hospital in 1968. Dr. Potts served as physician-in-chief at Massachusetts General Hospital and Jackson Professor of Clinical Medicine at Harvard Medical School from 1981 to 1996. In September 1996, Dr. Potts moved from the post of physician-in-chief to director of research at Massachusetts General Hospital and Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School.

Mr. Step was appointed a director of Cell Genesys in March 1993. From 1973 to 1992, Mr. Step served in various positions in senior management of Eli Lilly and Company, most recently as executive vice president, president of the pharmaceutical division and a member of the board of directors and its executive committee. Mr. Step is a past chairman of the board of the Pharmaceutical Manufacturers Association and a past president of the International Federation of Pharmaceutical Manufacturers Association. Mr. Step is also a director of Scios, Inc. and Guidant Corporation. Mr. Step holds a B.A. degree in economics from the University of Nebraska and an M.S. in finance and accounting from the University of Illinois.

Dr. Verma has served as a director of Cell Genesys since May 1997. Previously, Dr. Verma had served as a director of Somatix Therapy Corporation since June 1996. Dr. Verma is co-director of the laboratory of genetics, The Salk Institute. He joined The Salk Institute in 1974. In 1995, the National Institutes of Health selected Dr. Verma to chair a committee reviewing the scope and advancement of gene therapy. Currently, Dr. Verma is also an adjunct professor, department of biology, at the University of California, San Diego and has been a member of the faculty since 1979. Dr. Verma is also a member of the National Academy of Sciences and the Institute of Medicine. Dr. Verma holds a degree in Biochemistry from the Lucknow University in India and a Ph.D. in Biochemistry from the Weizmann Institute in Jerusalem.

There are no family relationships among directors or executive officers of the Company.

Board Meetings and Committees

The board of directors of the Company held a total of six meetings during the fiscal year ended December 31, 2000. No incumbent director attended fewer than 75 percent of the total number of meetings of the board of directors and its committees of which he was a member, if any.

The board of directors has an audit committee and a compensation committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

The audit committee of the board of directors, which consists of Messrs. Step, Gower and Carter, met five times during fiscal year. During 2000, Messrs. Carter and Gower joined the audit committee while Dr. Potts left the audit committee to join the compensation committee. The audit committee recommends engagement of the Company's independent auditors, and is primarily responsible for reviewing and approving the scope of the audit and other services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its systems of internal accounting controls.

The compensation committee of the board of directors, which consists of Messrs. Potts and Step, met four times during fiscal year 2000. During 2000, Dr. Potts joined the compensation committee, while Mr. Gower left the compensation committee to join the audit committee. The compensation committee reviews and approves the Company's compensation policies as well as the compensation of, and grant of stock options to, the Company's executive officers.

Compensation of Directors

Directors who are not employees of the Company receive an annual retainer of $15,000 and a fee of $1,000 for each board meeting attended, as well as reimbursement of expenses incurred in attending board meetings. Under the Company's 1998 Incentive Stock Plan, each non- employee director is granted an option to purchase 30,000 shares of the Company's common stock, which vests as to 25 percent of the shares subject to the option one year after the date of grant, and as to 1/48th of the shares subject to the option each month thereafter, provided that the optionee continues to serve as a director on each relevant vesting date. The exercise price of all options granted to non-employee directors under the 1998 Incentive Stock Plan is the fair market value of the Company's common stock at the date of the option grant. At the Annual Meeting, stockholders are being requested to approve the adoption of the 2001 Director Option Plan (see "Proposal Two" below), which would grant each non-employee director an option to purchase 30,000 shares upon the date such individual first becomes a director and a subsequent option to purchase 7,500 shares on June 30 of each year, if on such date he or she is then a non-employee director.

In addition, Dr. Potts and Dr. Verma also serve on the Company's Scientific Advisory Board. The Company provides a stock option grant of 10,000 shares, vesting ratably over 48 months, to each non-employee member of the Scientific Advisory Board.

During 2000, the Company forgave $100,000 of an outstanding loan between the Company and Dr. Verma (see "Certain Transactions") as recognition of Dr. Verma's service to the Company.

Required Vote

The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them will be elected as directors.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES.

PROPOSAL TWO

APPROVAL OF 2001 DIRECTOR OPTION PLAN

At the Annual Meeting, the stockholders are being requested to consider and approve the adoption of the 2001 Director Option Plan (the "Director Option Plan"), and to reserve a total of 300,000 shares of common stock for issuance thereunder. The Director Option Plan is described in more detail below. Since each non-employee director of the Company (an "Outside Director") is eligible to receive options under the Director Option Plan, each such director has a personal interest in the proposed Director Option Plan.

Background

Under the terms of the 1998 Incentive Stock Plan, as well as predecessor plans, Outside Directors have customarily been granted on the date they initially become a director and every four years thereafter, an option to purchase 30,000 shares of the Company's common stock, which vests as to 25 percent of the shares subject to the option one year after the date of grant, and as to 1/48th of the shares subject to the option each month thereafter, provided that the optionee continues to serve as director on each relevant vesting date. The Director Option Plan will replace the 1998 Incentive Stock Plan with respect to Outside Directors under the terms outlined herein.

Purposes of the Plan

The purpose of the Director Option Plan is to attract and retain the best available personnel for service as Outside Directors of the Company and to provide additional incentive to the Outside Directors of the Company to serve as directors, and to encourage their continued service on the Board.

  Shares Subject to the Plan

The board of directors has reserved a maximum of 300,000 shares of common stock for issuance under the Plan.

Administration

The Director Option Plan provides for grants of options to be made in two ways:

(a) Each Outside Director is automatically granted an option to purchase 300,000 shares (the "First Option") upon the date such individual first becomes an Outside Director, whether through election by the stockholders of the Company or by appointment by the Board in order to fill a vacancy, or upon the effective date of the Director Option Plan, whichever is later; and

(b) Each Outside Director is automatically granted an option to purchase 7,500 shares (the "Subsequent Option") on June 30 of each year, if on such date he or she is then an Outside Director and has served on the Board for at least the preceding twelve months.

Eligibility

Only Outside Directors are eligible for participation in the Director Option Plan. All options shall be automatically granted in accordance with the terms and conditions of the Director Option Plan.

Terms and Conditions of the Options

Each Option is evidenced by a Director Option Plan agreement between the Company and the Outside Director, and is subject to the following additional terms and conditions:

(a) Term of Options. The First and Subsequent Options granted under the Director Options Plan have a maximum term of ten (10) years from the date of grant. No option may be exercised after the expiration of its term.

(b) Exercise of the Options. The First and Subsequent Options shall be exercisable only while the Outside Director remains a director of the Company. A First Option granted to an Outside Director shall vest as to 25 percent of the option on each anniversary of its grant date provided that the optionee continues to serve as Director on each relevant vesting date. A Subsequent Option granted to an Outside Director shall be fully vested and exercisable on the grant date of such option.

An option granted under the Director Option Plan is exercised by giving written notice of exercise to the Company, specifying the number of shares of Company common stock to be purchased and tendering payment of the purchase price to the Company in the form described in (c) below.

(c) Forms of Consideration. Payment for shares issued upon exercise of an option may, depending on the terms of the option agreement, consist of cash, check, surrender of shares of common stock owned by the optionee for at least six (6) months that have a fair market value ("FMV") on the date of surrender equal to the exercise price of the exercised shares, cashless exercise, or any combination of these methods of payment.

(d) Exercise Price. The exercise price of options granted under the Director Option Plan is 100 percent of the FMV on the date of grant. The common stock is currently traded on the Nasdaq National Market. While the Company's stock is traded on the Nasdaq National Market, the FMV is the Company's stock reported Nasdaq closing price.

(e) Termination of Directorship. In the event an optionee's status as a director terminates for any reason other than upon the optionee's death or disability, all of the options held by the Outside Director under the Director Option Plan will be exercisable (to the extent the option was exercisable on the date of termination) for a period of three (3) months following the date of such termination. In the event an optionee's status as a director terminates as a result of the optionee's death or disability, all of the options held by the Outside Director under the Director Option Plan will be exercisable (to the extent the option was exercisable on the date of termination) for a period of twelve (12) months following the date of such death or disability. However, in no event may the period of exercisability extend beyond the expiration date of the option.

(f) Nontransferability of Options. An option is generally not transferable by the optionee, other than by will or the laws of descent and distribution. During the optionee's lifetime, only the optionee may exercise the option.

Adjustments Upon Changes in Capitalization

In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of the Company's common stock, or any similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to any option outstanding under the Director Option Plan.

In the event of a liquidation or dissolution, any unexercised options under the Director Option Plan will terminate immediately prior to any such liquidation or dissolution.

In connection with any merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, outstanding options granted under the Director Option Plan may be assumed or equivalent options may be substituted by the successor corporation or a Parent or Subsidiary thereof (the "Successor Corporation"). If an option is assumed or substituted for, the option or equivalent option shall continue to be exercisable as described above for so long as the optionee serves as a director of the Company or a director of the Successor Corporation. Following such assumption or substitution, if the optionee's status as a director of the Company or director of the Successor Corporation is terminated other than upon a voluntary resignation by the optionee, the option shall become fully exercisable, including as to shares for which it would not otherwise be exercisable. Thereafter, the option shall remain exercisable as described above. If a Successor Corporation does not assume the option for an equivalent option, the option shall be fully vested, including as to those shares for which it would not otherwise be exercisable, and the optionee may exercise the option for thirty (30) days from the date of the Board notice of such non- assumption.

Amendment and Termination of the Plan

The Board may at any time amend or terminate the Director Option Plan. Any amendment or termination of the Director Option Plan is subject to the rights of optionee's under agreements entered into prior to such amendment or termination.

Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax considerations for Outside Directors receiving options under the Plan and certain tax effects on the Company, based upon the provisions of the Internal Revenue Code of 1986, as amended and as in effect on the date of this Proxy Statement, and current regulations and existing administrative rulings of the Internal Revenue Service. However, the summary is not intended to be a complete discussion of all the federal income tax consequences of these plans and does not discuss the tax consequences of an Outside Director's death or the provisions of the income tax laws of any municipality, state or foreign country in which the Outside Director may reside.

Options granted under the Director Option Plan do not qualify as incentive stock options under Section 422 of the Code. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Required Vote

The affirmative vote of a majority of the shares of the Company's common stock voting in person or by proxy on this proposal at the annual meeting is required to approve the adoption of the 2001 Director Option Plan.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE 2001 DIRECTOR OPTION PLAN.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The board of directors has selected Ernst & Young LLP as independent auditors of the Company to audit the financial statements of the Company for the fiscal year ending December 31, 2001. Ernst & Young LLP has audited the Company's financial statements since the year ended December 31, 1989. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Billed To The Company By Ernst & Young LLP During Fiscal 2000

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the 2000 fiscal year and for reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year, as well as in registration statements filed by the Company during that year under the Securities Act of 1933, as amended, were $136,000.

Financial Information Systems Design and Implementation Fees

The Company did not engage Ernst & Young LLP to render services regarding financial information systems design and implementation (as defined in Rule 2-01(c)(4) of Regulation S-X under the Securities Exchange Act of 1934) for the 2000 fiscal year.

All Other Fees

The aggregate fees billed for services rendered by Ernst & Young LLP, other than the services covered in the two immediately preceding paragraphs of this section, for the 2000 fiscal year were $175,000.

The audit committee considered whether the provision of the services covered in the two immediately preceding paragraphs of this section is compatible with maintaining Ernst & Young LLP's independence.

Required Vote

The ratification of the appointment of Ernst & Young LLP and the authorization of the Board to agree to Ernst & Young LLP's fee are being submitted to the stockholders at the Annual Meeting. If such appointment is not ratified, the board of directors will consider the appointment of other auditors. The affirmative vote of the holders of a majority of the shares of the Company's common stock voting in person or by proxy on this proposal at the annual meeting is required to approve the appointment of the independent auditors.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

OTHER INFORMATION

Stock Ownership of Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of the Company as of March 31, 2001 by: (a) each person known to the Company to beneficially own five percent or more of the outstanding shares of its common stock; (b) each of the Company's directors; (c) each of the Company's executive officers named in the Summary Compensation Table below; and (d) all directors and executive officers as a group:
Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percentage (%) Beneficially Owned (2)
Dresdner RCM Global Investors Four Embarcadero Center San Francisco, CA 94111	1,982,100	5.78
David W. Carter (3)	30,000	*
Nancy M. Crowell	-	-
James M. Gower (4)	66,536	*
John T. Potts, Jr., M.D. (5)	49,625	*
Stephen A. Sherwin, M.D. (6)	1,050,681	3.01
Eugene L. Step (7)	91,000	*
Inder M. Verma, Ph.D. (8)	119,196	*
Dale G. Ando, M.D. (9)	46,197	*
Christine McKinley (10)	75,512	*
Matthew J. Pfeffer (11)	98,007	*
Joseph J. Vallner, Ph.D. (12)	83,041	*
All executive officers and directors as a group (13 persons) (13)	1,710,628	4.82

___________________

* Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Percentage of beneficial ownership is based on 34,271,009 shares of common stock outstanding as of March 31, 2001. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(3) Consists of 30,000 shares subject to options that are exercisable within 60 days after March 31, 2001.

(4) Consists of 60,000 shares subject to options that are exercisable within 60 days after March 31, 2001.

(5) Consists of 49,625 shares subject to options that are exercisable within 60 days after March 31, 2001.

(6) Includes 616,878 shares subject to options that are exercisable within 60 days after March 31, 2001. Additionally, includes 30,000 shares held in irrevocable trust for Dr. Sherwin's child for which he disclaims beneficial ownership.

(7) Consists of 91,000 shares subject to options that are exercisable within 60 days after March 31, 2001.

(8) Includes 71,000 shares subject to options that are exercisable within 60 days after March 31, 2001.

(9) Includes 40,261 shares subject to options that are exercisable within 60 days after March 31, 2001.

(10) Includes 75,086 shares subject to options that are exercisable within 60 days after March 31, 2001.

(11) Includes 89,845 shares subject to options that are exercisable within 60 days after March 31, 2001.

(12) Consists of 83,041 shares subject to options that are exercisable within 60 days after March 31, 2001.

(13) Includes 1,207,569 shares subject to options that are exercisable within 60 days after March 31, 2001.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such executive officers, directors and ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of copies of such forms received, or written representations from certain reporting persons that no filings on Forms 5 were required for such persons, the Company believes that, during 2000, its executive officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements.

Compensation Committee Interlocks and Insider Participation

The Company's compensation committee is composed of Messrs. Potts and Step, neither of whom is or has been an officer or employee of the Company. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation of officers of the Company. Dr. Sherwin, chairman of the board and chief executive officer of the Company, is not a member of the compensation committee and cannot vote on matters decided by the Committee. He participates in compensation committee discussions regarding salaries and incentive compensation for all employees of and consultants to the Company, except that Dr. Sherwin is excluded from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between any member of the Company's board of directors or compensation committee and the board of directors or compensation committee of any other Company, nor has any such relationship existed in the past. No member of the compensation committee is or was formerly an officer or an employee of the Company.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning the compensation of the Company's chief executive officer ("CEO") and each of the four other most highly compensated executive officers (collectively, the "Named Officers") for services rendered to the Company in all capacities during the last three fiscal years.

				Long-Term Compensation
	Annual Compensation			Securities
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Underlying Options(3)(2)
Stephen A. Sherwin, M.D	2000	415,000	250,000	--
Chairman, President and	1999	395,000	170,000	100,000(3)
Chief Executive Officer				70,000(4)
	1998	378,525	100,000	250,000(5)
				250,000(6)

Dale G. Ando, M.D	2000	215,500	54,000	--
Vice President,	1999	205,000	49,500	22,500(3)
Clinical Research				22,500(4)
	1998	181,000	29,000	22,500
				122,500(6)

Christine McKinley	2000	172,000	64,000	--
Vice President,	1999	164,000	46,000	22,500(3)
Human Resources				25,000(4)
	1998	157,000	29,000	45,000
				142,700(6)

Matthew J. Pfeffer	2000	190,000	47,500	--
Vice President and	1999	162,500	39,000	9,000(3)
Chief Financial Officer				22,500(4)
				45,000(7)
	1998	117,800	16,500	12,000
				52,875(6)

Joseph J. Vallner, Ph.D.	2000	275,000	110,000	--
Executive Vice President and	1999	275,000	-	200,000(8)
Chief Operating Officer

  These bonuses, which were awarded for and accrued in the year noted, were paid in the subsequent year.

  Cell Genesys has no restricted stock awards, stock appreciation rights or long-term incentive plan payouts.

  Consists of options granted February 2, 1999, related to performance during 1998.

  Consists of options granted December 9, 1999, related to performance during 1999.

  Of the options held by Dr. Sherwin, 250,000 were excluded from repricing and were retained at their original option price which is higher than the repriced options.

  During 1998, a majority of employees, including officers, surrendered and cancelled certain previously granted options in exchange for new options at a revised price.

  Mr. Pfeffer was appointed chief financial officer in September 1998 and vice president in April 1999. On April 29, 1999, he was granted 45,000 options with an expiration date of April 29, 2009.

  Dr. Vallner joined the Company in October, 1999. On October 26, 1999, he was granted 200,000 options with an expiration date of October 26, 2009.

Option Grants in Last Fiscal Year

There were no options granted to the Named Officers in fiscal year 2000.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth certain information concerning option exercises in 2000 and unexercised options held as of December 31, 2000 by the Named Officers.

Name	Shares Acquired On Exercise	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Dec. 31, 2000 Exercisable/ Unexercisable	Value of Unexercised In-the-money Options at Dec. 31, 2000 Exercisable/ Unexercisable ($)(2)
Stephen A. Sherwin, M.D	128,790	$ 2,111,689	566,460 / 165,000	$9,800,489 /$2,502,813
Dale G. Ando, M.D	98,229	2,866,046	20,937 / 48,334	371,225 / 792,851
Christine McKinley	86,000	1,480,340	62,950 / 41,250	1,123,097 / 650,391
Matthew J. Pfeffer	-	-	78,750 / 50,625	1,417,125 / 824,508
Joseph J. Vallner, Ph.D.	-	-	58,332 / 141,668	834,877 / 2,027,623

____________________

  Fair market of the underlying securities minus the aggregate exercise price of the option.

  Fair market value of the underlying securities at December 31, 2000 less the exercise price, based on a closing stock price of $22.8125.

Change-In-Control Agreements

Since the time of his initial employment in March 1990, the Company has agreed to maintain Dr. Sherwin's salary for twelve months after termination of his employment with the Company, unless the Company terminates Dr. Sherwin for cause or he terminates his employment voluntarily.

The Company has implemented change-in-control agreements for certain executive officers. Under these agreements, the Company has agreed to provide Dale G. Ando, M.D., Robert H. Tidwell, Malcolm J. McKay, Ph.D., Christine McKinley, Matthew J. Pfeffer and Joseph J. Vallner, Ph.D. with severance payments in an aggregate amount equal to twelve months salary plus bonus and certain employee benefits, following a change of control of the Company and (i) termination without cause by the Company or (ii) constructive termination. Also under a similar change-in-control agreement, the Company has agreed to provide Dr. Sherwin with severance payments in an aggregate amount equal to two years salary plus bonus and certain employee benefits. Included in Dr. Sherwin's change-in-control agreement is a provision for payments by the Company of certain taxes that may be incurred as a consequence of the agreement. Dr. Sherwin's change-in-control agreement, when applicable, will supersede his employment contract.

CERTAIN TRANSACTIONS

In September 1996, while a director of Somatix Therapy Corporation, Dr. Verma received a $400,000 loan from Somatix, secured by his shares of Somatix common stock. Cell Genesys assumed Dr. Verma's loan following its acquisition of Somatix. A portion of Dr. Verma's shares of common stock in Cell Genesys secures the loan. The loan bears interest at 8.5 percent per annum and is due and payable in full on September 1, 2001. During 2000, the Company forgave $100,000 of the balance of the loan as recognition of Dr. Verma's service to the Company. As of December 31, 2000, the outstanding balance of the loan was $200,000.

The Company retains certain directors under scientific consulting agreements. During 2000, Dr. Verma earned $100,000 pursuant to such a consulting agreement, $23,375 of which was applied to the payment of interest on his loan from the Company, described above.

REPORT OF THE COMPENSATION COMMITTEE

Decisions regarding compensation of the Company's executive officers are made by the Company's Compensation Committee of the board of directors (the "Compensation Committee"). The Compensation Committee is comprised of two non-employee directors, Messrs. Potts and Step. The Compensation Committee is responsible for setting compensation policy and determining the annual compensation of the executive officers of the Company, including base salaries, bonuses, if any, and stock options. Periodically, including during 2000, an outside compensation expert is retained to thoroughly review the Company's compensation policy and practice relative to the competitive environment. The Company's executive pay programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving both short- and long-term goals of the Company, to link executive and stockholder interests through equity-based compensation plans, and to provide a compensation package that recognizes both individual contributions and company performance. A substantial portion of each executive's total compensation is intended to be variable and to relate to, and be contingent upon, performance. The Compensation Committee evaluates the performance and determines the compensation of the chief executive officer and other executive officers of the Company annually, based upon individual performance and the achievement of corporate goals.

General Compensation Policy

Cell Genesys' executive compensation programs seek to accomplish several major goals:

  To recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in companies in the biotechnology industry of comparable size and at a comparable stage of development.

  To motivate executives to achieve important business and performance objectives and to reward them when such objectives are met; and

  To align the interests of executive officers with the long-term interests of stockholders through participation in the Company's stock option plan.

The achievement of these goals is based on a mix of compensation elements, as described below:

Base Salary: Base salaries for all employees, including executive officers, are determined based on an established job grade and salary matrix that is designed to provide a base salary that is competitive with comparable companies. In monitoring the job grade and salary matrix, the Compensation Committee compared compensation information derived from surveys including compensation levels for companies of similar size and stage of development. Included in the survey are some, but not all of the companies included in the Nasdaq Pharmaceutical Index, with the primary focus on biotechnology companies at a similar stage in the San Francisco Bay Area which may compete for the same pool of employees. The assessment confirmed that Cell Genesys' base compensation was comparable to the industry averages.

Adjustments to each individual's base salary, including executive officers, are made in connection with annual performance reviews. The amounts of such increases are calculated using merit increase guidelines based on the employee's position within the relevant compensation range and the results of their performance review. The recommended percentage increases are adjusted annually to reflect the compensation committee's assessment of appropriate salary adjustments given the results of competitive surveys and general economic conditions.

Performance Based Incentive Plan: Officers and other key employees may earn an annual bonus, set as a percentage of base salary, based on the achievement of individual objectives and corporate goals. Corporate goals are established at the start of each year in conjunction with the Compensation Committee and the full board of directors. Awards made to executive officers are based upon the achievement of corporate goals as well as the department goals of the individual officers. These goals may include progress made in preclinical programs and clinical trials, strategic alliances, financing activities and the financial results of Cell Genesys. Cell Genesys' compensation policy with respect to annual bonus was also compared to relevant market data and found to be comparable to industry averages. From time to time the Compensation Committee may elect to defer an annual cash bonus and employ increased stock based compensation in order to conserve the Company's financial resources and retain key employees and align the interests of the employees with those of the stockholders.

Stock-Based Incentive Compensation: Stock options enable Cell Genesys to provide long-term incentives to its employees, which align the interests of all employees, including the executive officers, with those of the stockholders. Options are exercisable in the future at the fair market value at the time of grant, so that an option holder is rewarded only by the appreciation in price of the Cell Genesys common stock. Stock options are granted upon commencement of employment and generally have a four-year vesting period and expire ten years after the date of grant. Periodic grants of stock options are generally made annually to all eligible employees based on performance, with additional grants made to certain employees following a significant change in job responsibility, scope or title. Guidelines for the number of options granted to each eligible employee are determined by the Compensation Committee based on several factors, including a valuation analysis reflecting market-based compensation, salary grade and the performance of each participant. The size of the resulting grants developed under this procedure are targeted to be at or above competitive levels as a reflection of both providing an incentive for favorable performance of Cell Genesys, as well as the risk attached to the future growth of the biotechnology industry.

CEO Compensation

Dr. Sherwin's compensation for fiscal 2000 is consistent with the compensation policy of Cell Genesys described above and the Compensation Committee's evaluation of his overall leadership and management of the company. 2000 was a year of significant accomplishment for Cell Genesys both with respect to product development and business activities. In 2000, Cell Genesys received proceeds of approximately $250 million from the sale of a portion of its holdings of Abgenix common stock. Cell Genesys ended 2000 financially strong and well poised to continue to advance its lead product programs. Under Dr. Sherwin's leadership, the Company initiated multicenter clinical trials of its cancer vaccine programs and reported encouraging data from several clinical trials including trials of GVAX® prostate cancer vaccine, GVAX® pancreatic cancer vaccine, and GVAX® lung cancer vaccine. The Company has recently initiated a Phase I/II GVAX® cancer vaccine study for multiple myeloma and expects to initiate additional clinical trials in acute leukemia during the coming year. In addition, under Dr. Sherwin's leadership during 2000, the Company conducted successful preclinical studies in earlier stage preclinical programs in cancer, hemophilia, and cardiovascular disease. Encouraging data from preclinical programs have set the stage for licensing discussions with potential corporate partners for programs outside the company's core business focus. Successful preclinical studies in Parkinson's disease gene therapy have been followed by the launch of the Company's new subsidiary, Ceregene, which will focus on gene therapy of neurologic disorders. Finally, the company is expanding its manufacturing facilities, by beginning construction of a GMP manufacturing facility in Hayward, California and acquiring the GMP gene therapy manufacturing facility of Chiron Corporation in San Diego, California. The GVAX® collaboration, together with other corporate collaborations in gene therapy and in the company's gene activation licensing program, contributed to approximately $24 million in revenues during 2000 and a year-end cash balance of approximately $260 million. Throughout the past year, Dr. Sherwin has continued to ensure that Cell Genesys' assets are utilized effectively and to their best advantage while continuing to optimally manage Cell Genesys' financial resources. Dr. Sherwin's compensation during 2000 reflects his leadership and management and the achievements of Cell Genesys during the past year.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company may not take a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation became effective for each year beginning after December 31, 1993 and applies to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.

The cash compensation paid to the Company's executive officers during 2000 did not exceed the $1 million limit per officer, nor is the cash compensation to be paid to the Company's executive officers for 2001 expected to reach that level. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limitation, the Compensation Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer approach the $1 million level.

The foregoing report has been submitted by the undersigned in our capacity as members of the Compensation Committee of the Company's board of directors.

Members of the Compensation Committee

John T. Potts, Jr., M.D.
Eugene L. Step

AUDIT COMMITTEE REPORT

The audit committee of the board of directors (the "Audit Committee") is composed of directors Gower, Step and Carter, none of whom is or has been an officer or employee of the Company. The primary role of the Audit Committee is to provide oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process. The board of directors has determined that each member of the Audit Committee is "independent" as required by the listing standard of the Nasdaq National Market. A copy of the Audit Committee charter is included in this Proxy Statement as Appendix A. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

The Audit Committee discussed with the Company's independent auditors the overall scope and plans for the audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee and the Board have recommended, subject to stockholder approval, the selection of the Company's independent auditors. The Audit Committee considered whether the provision of non- audit services provided by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence and has discussed with Ernst & Young LLP the auditors' independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

The foregoing report has been submitted by the undersigned in our capacity as members of the Audit Committee of the Company's board of directors.

Members of the Audit Committee

David W. Carter
James M. Gower
Eugene L. Step

STOCK PERFORMANCE GRAPH

Stockholder Return Comparison

The graph below compares the cumulative total return on the Company's common stock for fiscal years 1996 to 2000 compared to the CRSP Total Return Index for the Nasdaq Composite and the CRSP Total Return Index for the Nasdaq Biotechnology Stocks. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Cumulative Stockholder Return*

*Assumes $100 invested on December 31, 1995 in the Company's common stock and in each index listed above. The total return for the Company's common stock and the indices used assumes the reinvestment of dividends, even though dividends have never been declared on the Company's common stock.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the board of directors may recommend.

The 1992 Employee Stock Purchase Plan will expire in 2002. It is the intention of the Company to put forth for approval at the 2002 Annual Meeting of Stockholders a proposal to extend the 1992 Employee Stock Purchase Plan.

It is important that your shares be represented at the meeting, regardless of the number of shares, which you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope, which has been enclosed.

THE BOARD OF DIRECTORS
Dated: May 4, 2001

Cell Genesys, Inc.

Audit Committee Charter

The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of Cell Genesys, Inc. ("the Company"), will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the NASDAQ Stock Market ("NASDAQ"). The members of the Committee will be elected by the full Board and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

RESPONSIBILITY

The Committee is a part of the Board. It's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the external audit process. In addition, the Committee provides an avenue for communication between the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines.

AUTHORITY

Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

MEETINGS

The Committee is to meet at approximately three times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer and independent accountants at least once each year and at other times when considered appropriate.

ATTENDANCE

Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants be present at Committee meetings.

SPECIFIC DUTIES

In carrying out its oversight responsibilities, the Committee will:

  Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable NASDAQ and/or SEC Audit Committee Requirements.

  Review with the Company's management and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

  Review with the Company's management and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgements about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

  Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

  Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

  Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q. Also receive a written confirmation provided by the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

  At the completion of the annual audit, review with management and the independent accountants the following:

  The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

  Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

  Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

  Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

  After preparation by management and review by internal audit and independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

  Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

  Meet with management, internal audit and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as `material' or `serious'. Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

  Recommend to the Board the selection, retention or termination of the Company's independent accountants.

  Review with management, internal audit and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

  Generally as part of the review of the annual financial statements, receive an oral report, at least annually, from the Company's general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

  As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of NASDAQ, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

DETACH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CELL GENESYS, INC.

2001 ANNUAL MEETING OF STOCKHOLDERS

JUNE 7, 2001

The undersigned stockholder of Cell Genesys, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 4, 2001, and hereby appoints Stephen A. Sherwin, M.D. and Matthew J. Pfeffer, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Stockholders of Cell Genesys, Inc. to be held on June 7, 2001 at 10:00 a.m., local time, at 342 Lakeside Drive, Foster City, CA 94404, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned is entitled to vote on the matters set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

☒ Please mark
votes as in
this example.

1. ELECTION OF DIRECTORS:
Nominees: (01) David W. Carter; (02) Nancy M. Crowell, (03) James M. Gower; (04) John T. Potts, Jr., M.D.; (05) Stephen A. Sherwin, M.D.; (06) Eugene L. Step; (07) Inder M. Verma, Ph.D.

☐    FOR ALL NOMINEES   ☐    WITHHOLD FROM ALL NOMINEES
☐________________________________________________
    For all nominess except as noted above

2. Approve the adoption of the 2001 Director Option Plan and to reserve a total of 300,000 shares for issuance thereunder.
☐    FOR ☐    AGAINST ☐    ABSTAIN

3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the 2001 fiscal year. For all nominees except as noted above
☐    FOR ☐    AGAINST ☐    ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT      ☐

Please sign this proxy exactly as your name(s) appear(s) hereon. Joint owners should sign personally. An attorney, administrator, trustee, executor, guardian or other person signing in a representative capacity should indicate the name of the corporation and such officer's capacity.

Signature:_________________________ Date:__________ Signature:_________________________ Date:___________